Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-4 Nos. 333-122855, 333-131883, 333-143335, 333-149189, 333-145925, 333-159036, 333-162539 and 333-173935 and Form S-8 Nos. 333-120777, 333-120778, 333-112428, 333-51434, 333-126567 and 333-145925) of News Corporation of our reports dated August 14, 2012, with respect to the consolidated financial statements of News Corporation, and the effectiveness of internal control over financial reporting of News Corporation, included in this Annual Report (Form 10-K) for the year ended June 30, 2012.

/s/ Ernst & Young LLP

New York, New York

August 14, 2012